Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Burke & Herbert Financial Services Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.50 par value, reserved for future issuance pursuant to the Burke & Herbert Financial Services Corp. 2023 Employee Stock Purchase Plan	Rule 457(c) and (h)	250,000	$80.74 (2)	$20,185,000	$0.0001102	$2,224.385
	Equity	Common Stock, $0.50 par value, reserved for future issuance pursuant to the Burke & Herbert Financial Services Corp. 2023 Stock Incentive Plan	Rule 457(c) and (h)	250,000	$80.74 (2)	$20,185,000	$0.0001102	$2,224.385
	Equity	Common Stock, $0.50 par value, underlying outstanding restricted stock unit and performance restricted stock unit awards granted pursuant to the Burke & Herbert Financial Services Corp. 2019 Stock Incentive Plan, as amended October 27, 2022	Rule 457(c) and (h)	144,025	$80.74 (2)	$11,628,579	$0.0001102	$1,281.47
	Total Offering Amounts					$51,998,579		$5,730.24
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$5,730.24
1)Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s common shares as quoted on the Nasdaq Stock Market on May 22, 2023, which was $80.74.
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